EXHIBIT (l)(i)
  OPINION AND CONSENT OF WILLKIE FARR & GALLAGHER

WILLKIE FARR & GALLAGHER
787 Seventh Avenue
New York, NY  10019-6099
212 728 8000
Fax: 212 728 8111


June 10, 2003

Boulder Total Return Fund, Inc.
1680 38th Street, Suite 800
Boulder, Colorado  80301

Ladies and Gentlemen:

We have acted as counsel to Boulder Total Return Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the issuance of up to 3,150,000 shares (the "Shares") of its common stock, par value $.01 per share (the "Common Stock"), pursuant to the exercise of rights (the "Rights") to purchase Common Stock to be distributed to the shareholders of the Fund (the "Offer") in accordance with the Fund's Registration Statement on Form N-2 under the Securities Act of 1933, as amended (File 333-105349), and under the Investment Company Act of 1940, as amended (File No. 811-7390) (the "Registration Statement").

We have examined copies of the Charter and By-Laws of the Fund, as amended or supplemented as of the date hereof, the Registration Statement, resolutions adopted by the Fund's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of Maryland, we have relied upon the opinion of Venable, Baetjer and Howard, LLP that is attached to this opinion.

Based upon the foregoing, we are of the opinion that the Shares of Common Stock to be issued upon exercise of the Rights will have been duly authorized and when the Shares have thereafter been sold, issued and paid for as contemplated by the Prospectus, the Shares will have been validly and legally issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal

Matters" in the Prospectus included as part of the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933, as amended, and the regulations thereunder.



Very truly yours,

Willkie Farr & Gallagher